Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and entered into as of this 14th day of January, 2013, by and between EXCEL CORPORATION., a Delaware corporation located at 595 Madison Avenue, Suite 1101, New York, NY 10022 (the “Corporation”), and SHAWN ALCOBA, an individual residing at 110-34 73rd Road, Apt 3D, Forest Hills, NY 10036 (the “Executive”), under the following circumstances:

RECITALS:

A.          The Corporation desires to secure the services of the Executive upon the terms and conditions hereinafter set forth; and

B.           The Executive desires to render services to the Corporation upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties mutually agree as follows:

1.            Employment. The Corporation hereby employs the Executive and the Executive hereby accepts employment as an executive of the Corporation, subject to the terms and conditions set forth in this Agreement.

2.            Duties. The Executive shall serve as the Comptroller of the Corporation with such duties, responsibilities and authority as are commensurate and consistent with his position, as may be, from time to time, assigned to him by the Board of Directors of the Corporation (the “Board”). The Executive shall report directly to the Board. During the term of this Agreement, the Executive shall devote his full business time and efforts to the performance of his duties hereunder unless otherwise authorized by the Board. Notwithstanding the foregoing, the expenditure of reasonable amounts of time by the Executive for the making of passive personal investments, the conduct of private business affairs and charitable and professional activities shall be allowed, provided such activities do not materially interfere with the services required to be rendered to the Corporation hereunder and do not violate the restrictive covenants set forth in Section 10 below.

3.            Term of Employment. The term of the Executive’s employment hereunder, unless sooner terminated as provided herein (the “Initial Term”), shall be for a period of three (3) years commencing on the date hereof (the “Commencement Date”). The term of this Agreement shall automatically be extended for additional terms of one (1) year each (each a “Renewal Term”) unless either party gives prior written notice of non-renewal to the other party no later than sixty (60) days prior to the expiration of the Initial Term (“Non-Renewal Notice”), or the then current Renewal Term, as the case may be. For purposes of this Agreement, the Initial Term and any Renewal Term are hereinafter collectively referred to as the “Term.”

4.            Compensation of the Executive.

(a)            The Corporation shall pay the Executive as compensation for his services hereunder during the Initial Term, the following annual base salaries (the “Base Salary”), less such deductions as shall be required to be withheld by applicable law and regulations:

Year 1 - $120,000
Year 2 - $120,000
Year 3 - $120,000

The Board shall review the Base Salary annually following the Initial Term and shall increase such Base Salary in its discretion. The Base Salary shall be paid in periodic instalments in accordance with the Corporation's regular payroll practices.

(b)            In addition to the Base Salary set forth in Section 4(a) above, the Executive shall be entitled to an annual cash bonus equal to a maximum of 30% of his Base Salary for that year in the event the Corporation attains certain benchmarks determined by the Board.

(c)            In addition to the Base Salary and bonus set forth in Sections 4(a) and 4(b) above, the Executive shall be entitled to such bonus compensation (in cash, capital stock or other property) as a majority of the members of the Board may determine from time to time in their sole discretion.

(d)            The Executive shall be entitled to prompt reimbursement by the Corporation for all reasonable, ordinary and necessary out-of-pocket travel, entertainment, and other expenses incurred by the Executive while employed (in accordance with the policies and procedures established by the Corporation for its senior executive officers) in the performance of his duties and responsibilities under this Agreement; provided, that the Executive shall properly account for such expenses in accordance with Corporation policies and procedures.

(e)            The Executive shall be entitled to participate in such pension, retirement (401(k)), profit sharing, group insurance, hospitalization, and group health and benefit plans, dental plans and all other benefits and plans as the Corporation provides to its senior executives (the “Benefit Plans”). The Corporation will pay 100% of all costs associated with the Executive’s Benefit Plans.

(f)            The Executive shall be eligible for such grants of stock options (“Options”) or awards of restricted stock (“Restricted Stock”) under the Corporation’s equity compensation plans as the Board shall determine.

5.            Termination.

(a)            This Agreement and the Executive’s employment hereunder shall terminate upon the happening of any of the following events:

(i)            upon the Executive’s death;

(ii)           upon the Executive’s “Total Disability” (as defined in Section 5(b) below);

(iii)          upon the expiration of the Initial Term of this Agreement or any Renewal Term thereof, if either party has provided a timely Non-Renewal Notice in accordance with Section 3, above;

(iv)          at the Executive’s option, upon thirty (30) days prior written notice to the Corporation;

(v)           at the Executive’s option, in the event of an act by the Corporation constituting “Good Reason” (as defined in Section 5(c) below) for termination by the Executive; and

(vi)          at the Corporation’s option, in the event of an act by the Executive constituting “Cause” (as defined in Section 5(d) below) for termination by the Corporation.

(b)            For purposes of this Agreement, the Executive shall be deemed to be suffering from a “Total Disability” if the Executive has failed to perform his regular and customary duties to the Corporation for a period of 180 days out of any 360-day period and if before the Executive has become “Rehabilitated” (as herein defined) a majority of the members of the Board, exclusive of the Executive, vote to determine that the Executive is mentally or physically incapable or unable to continue to perform such regular and customary duties of employment. As used herein, the term “Rehabilitated” shall mean such time as the Executive is willing, able and commences to devote his time and energies to the affairs of the Corporation to the extent and in the manner that he did so prior to his Disability.

(c)            For purposes of this Agreement, the term “Good Reason” shall mean that the Executive has resigned due to (i) any material change in the Executive’s title or diminution of duties inconsistent with the Executive’s title, authority, duties and responsibilities; (ii) any reduction of or failure to pay the Executive compensation provided for herein, except to the extent the Executive consents in writing to any reduction, deferral or waiver of compensation, which non-payment continues for a period of fifteen (15) days following written notice to the Corporation by the Executive of such non-payment; (iii) any relocation of the principal location of the Executive’s employment more than 50 miles from the Corporation’s current headquarters without the Executive’s prior written consent; (iv) any Change of Control (as defined in Section 5(e) below); or (v) any material violation by the Corporation of its obligations under this Agreement that is not cured within thirty (30) days after receipt of notice thereof.

(d)            For purposes of this Agreement, the term “Cause” shall mean (i) the willful and continued failure of the Executive to perform substantially his duties and responsibilities for the Corporation (other than any such failure resulting from the Executive’s death or Total Disability) after a written demand by the Board for substantial performance is delivered to the Executive by the Corporation, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties and responsibilities, which willful and continued failure is not cured by the Executive within thirty (30) days of his receipt of such written demand, (ii) the conviction of, or plea of guilty or nolo contendere to, a felony, (iii) violation of Sections 9 or 10 of this Agreement, or (iv) fraud, dishonesty or gross misconduct which is materially and demonstratively injurious to the Corporation. Termination under clauses (ii), (iii) or (iv) of this Section 5(d) shall not be subject to cure.

(e)            For purposes of this Agreement, “Change of Control” shall mean the occurrence of any one or more of the following: (i) the accumulation, whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of 50% or more of the shares of the outstanding common stock of the Corporation, (ii) a merger or consolidation of the Corporation in which the Corporation does not survive as an independent corporation or upon the consummation of which the holders of the Corporation’s outstanding equity securities prior to such merger or consolidation own less than 50% of the outstanding equity securities of the Corporation after such merger or consolidation, or (iii) a sale of all or substantially all of the assets of the Corporation; provided, however, that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: (A) any acquisitions of common stock or securities convertible into common stock directly from the Corporation, or (B) any acquisition of common stock or securities convertible into common stock by any employee benefit plan (or related trust) sponsored by or maintained by the Corporation.

6.            Effects of Termination.

(a)            Upon termination of the Executive’s employment pursuant to Section 5(a)(i), the Corporation shall have no further obligations to the Executive or his estate, heirs, administrators, executors or beneficiaries with respect to compensation and benefits except for the following: (i) any earned and unpaid Base Salary and vacation pay; (ii) any payments due pursuant to Section 4(d) above; and (iii) payment on a prorated basis of any payments earned at the time of termination pursuant to Sections 4(b) and (c) above. The Corporation shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(b)            Upon termination of the Executive’s employment pursuant to Section 5(a)(ii), the Corporation shall have no further obligations to the Executive with respect to compensation and benefits except for the following: (i) any earned and unpaid Base Salary and vacation pay; (ii) any payments due pursuant to Section 4(d) above; and (iii) payment on a prorated basis of any payments earned at the time of termination pursuant to Sections 4(b) and (c) above. The Corporation shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions. The Corporation may credit against such payments any proceeds paid to the Executive with respect to any disability policy maintained for his benefit.

(c)            Upon termination of the Executive’s employment pursuant to Section 5(a)(iii), where the Corporation has offered to renew the term of the Executive’s employment for an additional one (1) year period and the Executive chooses not to continue in the employ of the Corporation, the Corporation shall have no further obligations to the Executive with respect to compensation and benefits except for the following: (i) any earned and unpaid Base Salary and vacation pay; (ii) any payments due pursuant to Section 4(d) above; and (iii) payment on a prorated basis of any payments earned at the time of termination pursuant to Sections 4(b) and (c) above. The Corporation shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions. In the event the Corporation tenders a Non-Renewal Notice to the Executive, then the Executive shall be entitled to the same severance benefits as if the Executive’s employment were terminated pursuant to Section 5(a)(v); provided, however, if such Non-Renewal Notice was triggered due to the Corporation’s statement that the Executive’s employment was terminated due to Section 5(a)(vi) (for “Cause”), then payment of severance benefits will be contingent upon a determination as to whether termination was properly for “Cause.”

(d)            Upon termination of the Executive’s employment pursuant to Sections 5(a)(iv) and (vi), the Corporation shall have no further obligations to the Executive with respect to compensation and benefits except for the following: (i) any earned and unpaid Base Salary and vacation pay; and (ii) any payments due pursuant to Section 4(d) above. The Corporation shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(e)            Upon termination of the Executive’s employment (A) pursuant to Section 5(a)(v), (B) by the Corporation without Cause or (C) if within a two year period after a Change of Control occurs, the Executive shall be entitled to the following: (i) any earned and unpaid Base Salary and vacation pay; (ii) any payments due pursuant to Section 4(d) above; (iii) payment on a prorated basis of any payments earned at the time of termination pursuant to Sections 4(b) and (c) above; (iv) severance equal to six (6) months’ Base Salary at the then current rate, to be paid from the date of termination until paid in full in accordance with the Corporation’s usual payroll practices, including the withholding of all applicable taxes; and (v) the continued coverage for a period of one year following the Executive’s termination, at the Corporation’s expense, under all health, medical, dental and vision insurance plans in which the Executive was a participant immediately prior to his termination. The Corporation shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(f)            Any payments required to be made hereunder by the Corporation to the Executive shall continue to the Executive’s beneficiaries in the event of his death until paid in full.

(g)            The Corporation shall reimburse the Executive for all legal and professional fees and expenses incurred by the Executive as a result of termination if incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement; provided that the Executive is substantially successful in such action.

(h)            The Executive shall not be required to mitigate the amount of any payment provided herein by seeking other employment or by becoming engaged in any other undertaking to earn a livelihood or otherwise, nor shall the amount of any payment provided for herein be reduced by any compensation earned by the executive as the result of employment by another employer after termination of employment, or as a result of his engagement in any undertaking otherwise.

7.            Accelerated Vesting.

(a)            Upon termination of the Executive’s employment pursuant to Sections 5(a)(i), (ii), (iii) or (iv), (i) all unvested Options shall immediately expire effective the date of termination of employment and all vested Options, to the extent unexercised, shall expire twelve (12) months after the termination of employment, and (ii) shares of Restricted Stock for which restrictions have not lapsed will be immediately forfeited.

(b)            If the Executive’s employment is terminated (A) in connection with a Change of Control, (B) by the Corporation without Cause, or (C) pursuant to Section 5(a)(v), (i) all unvested Options shall immediately vest and become exercisable effective the date of termination of employment, and, to the extent unexercised, shall expire twelve (12) months after any such event and (ii) restrictions shall immediately lapse with respect to all shares of Restricted Stock.

(c)            If the Executive’s employment is terminated pursuant to 5(a)(vi), all Options, whether or not vested, shall immediately expire and all shares of Restricted Stock for which restrictions have not lapsed shall be forfeited effective the date of termination of employment.

(d)            For the avoidance of doubt, the term “Restricted Stock” as used in this Agreement shall not include any shares of common stock beneficially owned by the Executive that were not issued pursuant to an equity compensation plan or which are no longer subject to forfeiture pursuant to any Restricted Stock agreement with the Corporation.

8.            Vacations. The Executive shall be entitled to a vacation of four (4) weeks per year, during which period his salary shall be paid in full. The Executive shall take his vacation at such time or times as the Executive and the Corporation shall determine is mutually convenient. Any vacation not taken in one (1) year shall not accrue, provided that if vacation is not taken due to the Corporation’s business necessities, up to two (2) weeks’ vacation may carry over to the subsequent year.

9.            Confidential Information.

(a)            The Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Corporation, its subsidiaries and affiliates and their respective businesses (“Confidential Information”), including but not limited to, its products, formulae, patents, sources of supply, customer dealings, data, know-how and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Executive. The Executive acknowledges that such information is of great value to the Corporation, is the sole property of the Corporation, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Corporation herein, the Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by the Executive during the course of his employment, which is treated as confidential by the Corporation, and not otherwise in the public domain. The provisions of this Section 9 shall survive the termination of the Executive’s employment hereunder, except as detailed in the provision above. All references to the Corporation in Section 9 and Section 10 hereof shall include any subsidiary or Parent of the Corporation.

(b)            The Executive affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Corporation.

(c)            In the event that the Executive’s employment with the Corporation terminates for any reason, the Executive shall deliver forthwith to the Corporation any and all originals and copies, including those in electronic or digital formats, of Confidential Information.

10.          Covenant Not To Compete or Solicit.

(a)            The Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of the Corporation that the Executive agree, and accordingly, the Executive does hereby agree, that he shall not, directly or indirectly, at any time during the “Restricted Period” within the “Restricted Area” (as those terms are defined in Section 10(e) below):

(i)            except as provided in Subsection (c) below, engage in any line of business in which the Corporation was engaged or had a formal plan to enter during the period of the Executive’s employment with the Corporation, either on his own behalf or as an officer, director, stockholder, partner, consultant, associate, employee, owner, agent, creditor, independent contractor, or co-venturer of any third party; or

(ii)           solicit to employ or engage, for or on behalf of himself or any third party, any employee, vendor, or agent of the Corporation.

(b)            The Executive hereby agrees that he will not, directly or indirectly, for or on behalf of himself or any third party, at any time during the Term and during the Restricted Period, solicit any customers of the Corporation with respect to products or services competitive with products or services then being sold by the Corporation.

(c)            If any of the restrictions contained in this Section 10 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form this Section shall then be enforceable in the manner contemplated hereby.

(d)            This Section 10 shall not be construed to prevent the Executive from owning, directly or indirectly, in the aggregate, an amount not exceeding five percent (5%) of the issued and outstanding voting securities of any class of any corporation whose voting capital stock is traded or listed on a national securities exchange or in the over-the-counter market.

(e)            The term “Restricted Period,” as used in this Section 10, shall mean the period of the Executive’s actual employment hereunder, plus twelve (12) months after the date the Executive is actually no longer employed by the Corporation. The term “Restricted Area” as used in this Section 10 shall mean the continental United States, including, without limitation, any and all cities other geographic areas in which the Corporation offers its services or has taken steps to commence operations.

(f)            The provisions of this Section 10 shall survive the termination of the Executive’s employment hereunder and until the end of the Restricted Period, except in the event that this Agreement is terminated pursuant to Section 5(a)(v), hereof, in which case such provisions shall not survive termination of this Agreement. In no event shall the terms of Section 10 be enforceable, should the Corporation be in material default of its obligations to the Executive at the time of his termination of employment by the Corporation.

11.          Miscellaneous.

(a)            The Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, the Executive agrees that any breach or threatened breach by him of Sections 9 or 10 of this Agreement shall entitle the Corporation, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Corporation seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Corporation may have at law or in equity.

(b)            Neither the Executive nor the Corporation may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided however that the Corporation shall have the right to delegate its obligation of payment of all sums due to the Executive hereunder, provided that such delegation shall not relieve the Corporation of any of its obligations hereunder.

(c)            This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Corporation, supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Corporation, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(d)            This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(e)            The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)            All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. FedEx) to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

(g)            The Executive represents and warrants to the Corporation, that he has the full  power and authority to enter into this Agreement and to perform his obligations hereunder and that the execution and delivery of this Agreement and the performance of his obligations hereunder will not conflict with any agreement to which the Executive is a party

(h)            This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of New York.

(i)             This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. A facsimile or email of a signature shall be deemed an original of the same.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

CORPORATION: EXCEL CORPORATION

By:	/s/ David Popkin
Name: David Popkin
Title: Chief Executive Officer

EXECUTIVE:

/s/ Shawn Alcoba
Shawn Alcoba